UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )
________________________________________________
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2
ORIGIN MATERIALS, INC.
(Name of Registrant as Specified In Its Charter)

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ORIGIN MATERIALS, INC.
930 Riverside Parkway, Suite 10
West Sacramento, California 95605

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT FOR
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 20, 2023

June 12, 2023

Origin Materials, Inc. (the “Company”) is filing this supplement on June 12, 2023 to update information related to the composition of the Company’s board of directors (the “Board”) contained in the Company’s definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 8, 2023 (the “Proxy Statement”), and made available to the Company’s stockholders in connection with the solicitation of proxies on behalf of the Board for its annual meeting of stockholders to be held on July 20, 2023, or any adjournment or postponement thereof (the “Annual Meeting”).

On June 7, 2023, the Board appointed Jim Stephanou to the Board as a Class III director to serve until the 2024 annual meeting of stockholders, effective June 12, 2023. The Board appointed Mr. Stephanou to its Audit Committee and Compensation Committee. You are not being asked to vote for or ratify the appointment of Mr. Stephanou at the Annual Meeting because Class III directors are not being elected by the Company’s stockholders at the Annual Meeting. The Company is providing this additional material solely for informational purposes.

The Company urges you to read the Proxy Statement and this supplement in their entirety. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current.

Appointment of Director

On June 7, 2023, the Board, following the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Mr. Stephanou as a director of the Company, effective June 12, 2023. Mr. Stephanou was designated as a Class III director to serve until the 2024 annual meeting of the stockholders of the Company and thereafter until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

Mr. Stephanou, age 58, is Chief Executive Officer for Integrated Project Services. Mr. Stephanou brings over thirty years of experience in manufacturing operations and engineering, including his current role as Chief Executive Officer of Integrated Project Services, an engineering and construction services provider to the life sciences sector. Previously, he served as Vice President and Head of Engineering and Projects at Merck & Co., Inc., a position he held from 2015 to 2023. Prior to joining Merck, he held various leadership positions at Bayer Corp. for over a decade, including roles as Vice President of Engineering and General Manager, Vice President of Global Asset Management, Vice President and Plant Manager for Manufacturing and Technology, and Regional Director of Engineering and Maintenance. Mr. Stephanou joined Lyondell Basell Industries N.V. in 1988 and held a variety of supervisory positions with the company before being named Manager of Maintenance and Reliability in 2000. Mr. Stephanou holds a mechanical engineering degree from Drexel University. We believe Mr. Stephanou’s broad experience as an executive in the manufacturing operations and engineering industries qualifies him to serve on our Board.

Mr. Stephanou is to be compensated for his service as a director of the Company in the same manner as the Company’s other non-employee directors in accordance with the terms of the Company’s non-employee director compensation policy, which provides for an annual cash retainer of $50,000 for service as a member of the Board and a one-time initial grant of restricted stock units with a grant date value of $150,000, to vest in three equal installments on the first, second and third anniversary of the grant date. Mr. Stephanou is also entitled to an annual grant of restricted stock units with a grant date value of $130,000. In addition, Mr. Stephanou is entitled to an annual cash retainer of $10,000 and $5,000 in connection with his membership on the Company’s Audit Committee and Compensation Committee, respectively. Mr. Stephanou does not beneficially own any shares of common stock. In connection with his appointment, Mr. Stephanou has entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.6 to the Company’s Form 8-K filed with the SEC on June 25, 2021.

There are no arrangements or understandings between Mr. Stephanou and any other persons pursuant to which he was elected as a director. There are no family relationships among any of our directors or executive officers and Mr. Stephanou. There are no transactions and no proposed transactions in which Mr. Stephanou has an interest requiring disclosure under the section entitled “Certain Relationships and Related Party Transactions” in the Proxy Statement.

Based upon information requested from and provided by Mr. Stephanou concerning his background, employment and affiliations, including family relationships, the Board has determined that Mr. Stephanou is an “independent director” as defined under applicable Nasdaq rules and the additional independence criteria set forth in Rules 10A-3 and 10C-1 under the Securities Exchange Act of 1934, as amended, for audit committee and compensation committee membership, respectively.

Diversity of the Board of Directors

The Board Diversity Matrix included in the section entitled “Directors, Executive Officers and Corporate Governance—Diversity of the Board of Directors” in the Proxy Statement is updated as follows:

Board Diversity Matrix (as of June 12, 2023)
Total Number of Directors	10
	Female	Male	Non-Binary	Did not Disclose
Part I: Gender Identity
Directors	3	7	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
White	3	6	—	—